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                                                                     Exhibit 3.9

                             ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION
                                      OF
                         FISHER BUSINESS SYSTEMS, INC.


                                      1.

     The name of the Corporation is Fisher Business Systems, Inc.


                                      2.

     The Articles of Incorporation of the Corporation shall be amended by deleting Article I thereof in its entirety and substituting the following in lieu of Article I:


                                      "I.

          The name of the Corporation is HALIS, Inc."


                                       3.

     The amendment set forth in Article 2 of these Articles of Amendment was adopted on November 14, 1996.


                                      4.

     These Articles of Amendment were duly approved by action of the Corporations's Board of Directors. Shareholder approval of these Articles of Amendment was not required.

     IN WITNESS WHEREOF, the Corporation has caused theses Articles of Amendment to be executed by a duly authorized officer of the Corporation, on this 18/th/ day of November, 1996.


                                      FISHER BUSINESS SYSTEMS, INC.

                                      By:  /s/ Larry Fisher
                                           -----------------
                                           Larry Fisher
                                           President and Chief Executive Officer